                                                                    EXHIBIT 12.1

                     POGO PRODUCING COMPANY & SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in Thousands)


                                                                                                        THREE MONTHS
                                                                                                           ENDED
                                                       YEAR ENDED DECEMBER 31,                            MARCH 31,
                                      ----------------------------------------------------------     -------------------
                                        1996        1997        1998         1999         2000        2000        2001
                                      -------     -------     --------     --------     --------     -------     -------


EARNINGS:
  Income (loss) before taxes,
    extraordinary item and
    cumulative effect of change
    in accounting principle           $52,381     $55,207     $(70,849)    $ 31,717     $155,992     $18,247     $68,466
    Add --
      Fixed charges                    13,554      22,361       25,197       42,406       44,666      11,449      13,957
    Less --
      Capitalized interest             (4,244)     (6,175)      (9,381)     (17,733)     (20,918)     (5,010)     (4,526)
                                      -------     -------     --------     --------     --------     -------     -------

        Total earnings (loss)         $61,691     $71,393     $(55,033)    $ 56,390     $179,740     $24,686     $77,897
                                      =======     =======     ========     ========     ========     =======     =======

FIXED CHARGES:
  Interest expense                    $13,203     $21,886     $ 24,682      $35,874     $ 34,064     $ 8,746     $11,304
  Minority interest                                                           5,914        9,965       2,558       2,497
  Portion of rental expense
    representing interest                 351         475          515          618          637         145         156
                                      -------     -------     --------     --------     --------     -------     -------

        Total fixed charges           $13,554     $22,361     $ 25,197     $ 42,406     $ 44,666     $11,449     $13,957
                                      =======     =======     ========     ========     ========     =======     =======

RATIO OF EARNINGS
  TO FIXED CHARGES                        4.6         3.2          N/A          1.3          4.0         2.2         5.6
                                      =======     =======     ========     ========     ========     =======     =======

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[FN]

N/A,  Earnings were insufficient to cover fixed charges by $80,230
